Exhibit 99

Community Bankshares Inc., SC, Announces 2004 Earnings

   Business Editors

   ORANGEBURG, S.C.--(BUSINESS WIRE)--Feb. 11, 2005--Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $3,209,000 or $.72 per diluted share for the year ended December 31, 2004 compared to $5,635,000 or $1.27 per diluted share for the year ended December 31, 2003, a decrease of $2,426,000 or 43%.

   For the three months ended December 31, 2004 the company had a net loss of $136,000 or $.03 per diluted share compared to $1,297,000 or $.29 per diluted share for the same period in 2003, a decrease of $1,433,000 or 110%.

   "The decline in income during 2004 was a result of increased provision for loan losses and a marked decline in mortgage banking income from 2003," said chief executive officer Samuel L. Erwin.

   "The increase in the provision for loan losses was primarily the result of adverse changes in four large loans originated by a loan officer who is no longer with the company," Mr. Erwin said. "Although some loan losses are an expected cost of the banking business, we believe that our implementation of existing plans to strengthen our credit review and management function will help reduce our exposure to losses of such magnitude in the future."

   "Despite the challenges in 2004, Community Bankshares experienced 18.5% loan growth in 2004 and had solid asset growth overall, quite an accomplishment given the sluggish economy in South Carolina and the competitive markets in which we operate," Mr. Erwin said.

   Consolidated assets for Community Bankshares totaled $512.4 million at December 31, 2004 compared to $466.6 million at December 31, 2003, an increase of $45.8 million or 9.8%. For the same periods, gross loans totaled $393.6 million compared to $332.1 million, an increase of $61.5 million or 18.5%. For the same periods, deposits totaled $423.5 million compared to $378.7 million, an increase of $44.8 million or 11.8%. Management of the company expects a return to more normal historical levels of loan loss activity in the first quarter of 2005.

   Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.

   This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, expansion of mortgage services marketing, improvement of mortgage services efficiency, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, and uncertainties associated with the development of technology. Investors are directed to the company's 2003 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.

                       COMMUNITY BANKSHARES INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (unaudited)


                                                                        For the year ended                    For the quarter ended
                                                                               Dec. 31,                              Dec. 31,
                                                                               --------                              --------
all amounts in thousands, expect per share data                         2004              2003              2004              2003
                                                                        ----              ----              ----              ----
Net interest income .......................................           $17,842           $16,708           $ 4,812            $ 4,274
Provision for loan losses .................................           $ 5,102           $ 1,119           $ 2,963            $   344
Non-interest income .......................................           $ 7,278           $ 9,125           $ 1,652            $ 1,971
Non-interest expense ......................................           $15,038           $15,932           $ 3,705            $ 3,870
Income tax provision ......................................           $ 1,771           $ 3,147           $   (68)           $   734
  Net income ..............................................           $ 3,209           $ 5,635           $  (136)           $ 1,297
Basic earnings per common share
  Average shares ..........................................             4,358             4,313             4,385              4,304
  Earnings per share ......................................           $  0.74           $  1.31           $ (0.03)           $  0.30
Diluted earnings per common share
  Average shares ..........................................             4,472             4,427             4,385              4,419
  Earnings per share ......................................           $  0.72           $  1.27           $ (0.03)           $  0.29
Cash dividends per share ..................................           $  0.40           $  0.36           $  0.10            $  0.09

At December 31,                                         2004              2003
                                                        ----              ----
Gross loans ................................          $393,649          $332,108
Total assets ...............................          $512,378          $466,580
Total deposits .............................          $423,458          $378,704
Shareholders' equity .......................          $ 50,028          $ 48,070
Common shares outstanding ..................             4,391             4,331
Book value per share .......................          $  11.39          $  11.10

CONTACT: Community Bankshares Inc.
         Samuel L. Erwin, CEO
         William W. Traynham, President and CFO; 803-535-1060